Exhibit 4.36

Financial Services Framework Agreement

This Agreement shall be signed by the following parties in Guangzhou as at …….:

China Southern Airlines Company Limited (hereinafter referred to as “Party A”)

Address: Unit 301, 3/F, Office Tower Guanhao Science Park Phase I, 12 Yuyan Street Huangpu District, Guangzhou, Guangdong Province

Legal Representative: Wang Chang Shun (王昌顺)

Southern Airlines Group Finance Company Limited (hereinafter referred to as “Party B”)

Address: 13A Floor, China Southern Airlines Building, No. 68 Qixin Road, Bai Yun District, Guangzhou, Guangdong Province

Legal Representative: Jing Gongbin (敬公斌)

Party A and Party B reached to the following framework agreement in respect of providing deposit, loan business and other relevant financial services by Party B to Party A (Party A under this Agreement includes China Southern Airlines Company Limited and its holding subsidiaries) after arm’s length negotiation:

Section I          Deposit Services

1. Party A will deposit a portion of temporarily idle working capital and a portion of funds generated in operation into the account opened in Party B under this Agreement in the principles of voluntary deposit and free withdrawal.

2. The interest of deposits paid by Party B to Party A shall be no lower than the requirements of the PBOC in respect of the deposit interest rate of the same period.

3. Party B shall provide Party A its transfer and settlement services during its ordinary course of business on Party A’s request and the relevant requirements of the PRC.

4. Party B shall provide Party A online financial services to accelerate fund clearance for Party A and enhance settlement efficiency.

Section II          Loan Services

1. Party B shall give priority in satisfying Party A’s need for loan according to its own financial capacity. The loan services provided by Party B to Party A herein include loans, discount of acceptance notes business and other credit services.

2. Where Party A applies for loan from Party B, a loan agreement shall be signed between the parties, setting out the amount, usage and term of loan.

3. For loans obtained from Party B by Party A, the interest paid by Party A to Party B shall be no higher than the requirements of the PBOC in respect of the loan interest rate of the same period.

4. Party A shall return the principal and pay the interest of loans as schedule in accordance with the loan services agreement signed between both parties.

Section III          Other Financial Services

1. According to Party A’s need during its normal operation, Party B may accept Party A’s engagement, to provide Party A with the following financial services. However, both parties shall enter into an agreement to specify the actual services to be provided.

(1) Guarantee business;

(2) Financial and financing advice, credit assurance and relevant consulting and agency businesses;

(3) Other businesses as approved by China Banking and Insurance Regulatory Commission for Party B to engage in.

2. Where Party A was permitted to issue bonds, Party B may accept Party A’s engagement, to provide Party A with the services in respect of bond issuance or underwriting. However, both parties shall enter into an agreement to specify the actual services to be provided.

3. For the service fee for the abovementioned financial services provided by Party B, it shall be in compliance with relevant regulations where there were charging standards formulated by the PBOC or China Banking and Insurance Regulatory Commission or other regulatory institutions; and such service fee shall not be higher than that charged by independent third parties to Party A for providing the same kind of financial services;

Section IV          Special Agreement

1. For the better control of capital risks, Party B undertook that its idle funds could only be placed with state-owned commercial banks and listed joint stock commercial banks. Meanwhile, Party B undertook to ensure Party A’s requirements for using deposits at any time under its deposits limit.

2. In order to ensure the implementation of this Agreement, Party B agreed to provide loans to China Southern Air Holding Company Limited and its other subsidiaries other than Party A of a total amount not exceeding Party B’s share capital, provident fund and the total amount of other companies’ deposits other than Party A.

3. The price for the transactions of both parties shall be determined following the fair and reasonable principle, based on the fair market price and no higher than the price from independent third parties or the charging standards.

4. The relevant terms of the specific agreement between both parties shall be formulated on normal commercial terms or better and shall meet the relevant requirements under the Listing Rules in the place where it listed.

Section V          Default Liabilities

Any party breaching the provisions under this Agreement, nonperformance or incomplete performance of obligations hereunder shall constitute a breach. The default party shall bear the default liabilities pursuant to the relevant provisions of the PRC Contract Law, while the other party shall have the right to terminate this Agreement; to avoid disagreement, this Agreement shall not constitute an obligation of Party A to place deposit with or provide loans to Party B.

Section VI          Dispute Resolution

For any dispute arising from the interpretation, validity and execution process of this Agreement, Party A and Party B shall try to settle by friendly negotiation. If negotiation fails, any party may initiate a suit to the people’s court in Guangzhou having the jurisdiction.

Section VII          Taking Effect and Validity of this Agreement

1. The validity of this Agreement shall be three years from 1 January 2020 to 31 December 2022; this Agreement shall be legally binding upon both parties since the effective date.

2. Both parties agreed that all the relevant financial services framework agreements signed by both parties before shall terminate automatically since the effective date of this Agreement.

Section VIII          Transaction Limit

1. Both Party A and Party B herein mutually agreed that, since the effective date of this Agreement, the maximum daily outstanding balance of deposits of Party A in Party B in the three years (2020-2022) shall be RMB13.0 billion, RMB14.5 billion and RMB16.0 billion respectively, and the maximum daily outstanding balance of loans (including the total interest expenses) shall be RMB13.0 billion, RMB14.5 billion and RMB16.0 billion respectively.

2. Both Party A and Party B herein mutually agreed that, during the validity of this Agreement, the total transaction amount in any accounting year paid by Party A to Party B in respect of other financial service business shall not exceed RMB 5.00 million.

Section IX          Risk Control

To control capital risk, Party B is obliged to assist Party A to complete the following measures:

1. Before conducting connected transactions with Party B, Party A is entitled to review if Party B has valid Financial License, Enterprise Legal Person Business License. If no relevant license or relevant license is expired, Party A will stop cooperation with Party B in respect of each business.

2. Before placing funds with Party B, Party A is entitled to review the annual report of Party B of a latest accounting year audited by an accounting firm with securities and future business qualifications. Party A will conduct business cooperation with Party B when it confirms that the risk is controllable.

3. Party A is entitled to be informed regularly Party B’s operating and financial condition, concern if Party B violates the regulations of the Administrative Measures on Financial Companies of Group Enterprises promulgated by China Banking and Insurance Regulatory Commission. Party A is entitled to request Party B to provide its various regulatory indicators to Party A’s financial department within 15 working days after the end of each quarter. Party A will stop the cooperation with Party B in respect of deposit business where relevant indicators are found to violate relevant regulations of the Administrative Measures on Financial Companies of Group Enterprises.

4. Party A is entitled to withdraw all or part of Party A’s deposits in Party B, suspend placing deposits with Party B, request Party B to rectify in prescribed period and take other response measures to risks, to practically ensure the security of Party A’s deposits in Party B if the following happens:

(1) The asset-liability ratio of Party B is not in line with the provision of article 34 of the Administrative Measures on Financial Companies of Group Enterprises;

(2) Party B encounters any run on deposits, insolvency, substantial amount of overdue loans or guarantee advances, computer system breakdowns, robbery or fraud, involvement of its director(s) or senior management in serious disciplinary offences or criminal offences and other material matters;

(3) Party B suffers substantial losses in its negotiable securities investment business in an amount that reaches 50% of the registered capital of Party B;

(4) Any matter such as significant organizational changes, equity transactions or operational risks that may affect the normal operations of Party B has taken place;

(5) The proportion of balance of the deposits placed with Party B by the Party A to the balance of deposits taken by Party B exceeds the relevant requirements of securities regulatory authorities.

(6) Party B has received administrative punishment from regulatory authorities such as China Banking and Insurance Regulatory Commission due to activities in breach of laws and regulations;

(7) Party B is ordered to make rectification by China Banking and Insurance Regulatory Commission;

(8) Other matters which, in the opinion of the Party A, may bring potential threats to the safety of the Party A’s deposits.

5. Party A is entitled to withdraw irregularly the whole or part of Party A’s deposit with Party B to ensure the security and liquidity of relevant deposits.

Section X          Others

1. Other than to comply with laws or the mandatory demand by statutory regulatory institutions, neither party shall reveal any information of both parties informed under this Agreement and any content herein to any other party without the other party’s consent.

2. Both parties shall strictly comply with the Anti-money Laundering Law of the People’s Republic of China, the Provisions on Anti-money Laundering of Financial Institutions, the Measures on Administration of Identification of Clients and Preservation of Client Identities Information and Trading Records of Financial Institutions and the Measures for the Administration of Anti-money Laundering Work in Insurance Sector and other laws, regulations and administrative rules relating to anti-money laundering and shall not join in anti-money laundering activities or provide favorable conditions for others to launder money.

3. Without prior written consent from both parties, neither party shall change or amend the terms and content of this Agreement. The supplements and amendments which form the written supplemental agreement shall be legally binding on both parties only after both parties’ mutually consent.

4. For the matters not mentioned herein, both parties shall otherwise negotiate and sign a supplemental agreement in writing, and such written supplemental agreement shall have the same legal effect as this Agreement.

5. This Agreement is made in four counterparts with each party holding two counterparts, and each one has equal legal effect.

Party A: China Southern Airlines Company Limited

Authorized representative:

Party B: Southern Airlines Group Finance Company Limited

Authorized representative: